Exhibit 99.1

NEWS RELEASE

	CONTACT:	Scott B. Flaherty Chief Financial Officer (415) 408-4700

Willis Lease Finance Corporation Reports

Record Annual Pre-tax Profit of $56.3 Million

COCONUT CREEK, FL — March 12, 2019 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported a record annual pre-tax profit of $56.3 million, from $36.0 million in 2017, including record total revenues of $348.3 million. The Company’s 2018 pretax results were driven by continued revenue growth in the core leasing business and an increase in spare parts and equipment sales. Aggregate lease rent and maintenance reserve revenues of $262.6 million were driven by high utilization of a lease portfolio that grew 24.6% to $1.673 billion at year-end.

“We are very pleased to have delivered strong performance across the Willis Lease Platform in 2018,” said Charles F. Willis, Chairman and CEO.  “Our global client base is recognizing the value of our vertically integrated offering of core lease services, materials, fleet transition solutions, asset management and materials services.”

“The continued evolution of our Platform lets us offer the industry new options for financing, managing and transitioning into and out of equipment,” said Brian R. Hole, President. “This includes our ConstantAccess program, which allows customers seeking operational and cost efficiency to leverage our portfolio instead of buying too many new, dedicated spare engines. We are pleased to be able to support our customers with these unique products and services during a period of very high demand in the market.”

2018 Highlights (at or for the period ended December 31, 2018, as compared to December 31, 2017):

•                  Total revenue increased by 26.7% to $348.3 million in 2018, compared to $274.8 million in 2017.

•                  Lease rent revenue achieved an annual high of $175.6 million in 2018; 34.7% growth from $130.4 million in 2017.

•                  Earnings before tax were $56.3 million in 2018, up 56.3% when compared to $36.0 million in 2017.

•                  General and administrative expenses increased, primarily due to one-time costs associated with facility relocations and employee transitions, increased headcount to support our broadening Platform and increased compensation accruals due to operating performance.

•                  Utilization at the end of 2018 was 89% and consistent with 2017 year-end levels.

•                  Our equipment lease portfolio grew 24.6% to $1.673 billion, from $1.343 billion at December 31, 2017, net of asset sales and depreciation expense.

•                  The book value of 308 lease assets we own directly or through our joint ventures was $2.0 billion at December 31, 2018. As of December 31, 2018, the Company managed 422 engines, aircraft and related equipment on behalf of third parties.

•                  The Company maintained $463 million of undrawn revolver capacity at December 31, 2018.

•                  A total of 471,595 shares of common stock were repurchased in 2018 under the Company’s repurchase plan for $16.2 million. On December 31, 2018, the Company’s Board of Directors approved the renewal of the stock repurchase plan, extending the plan through December 31, 2020 allowing for the repurchase of up to $60 million.

•                  Diluted weighted average earnings per common share was $6.60 per share for the year 2018.

•                  Book value per diluted weighted average common share outstanding increased to $47.43 at December 31, 2018, compared to $41.63 at December 31, 2017.

Balance Sheet

As of December 31, 2018, the Company had a total lease portfolio consisting of 244 engines and related equipment, 17 aircraft and 10 other leased parts and equipment with a net book value of $1.673 billion. As of December 31, 2017, the Company had a total lease portfolio consisting of 225 engines, 16 aircraft and 7 other leased parts and equipment, with a net book value of $1.343 billion.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management Limited, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2018	2017	Change	2018	2017	Change
REVENUE
Lease rent revenue	$45,900	$35,324	29.9%	$175,609	$130,369	34.7%
Maintenance reserve revenue	30,154	15,977	88.7%	87,009	80,189	8.5%
Spare parts and equipment sales (1)	34,973	10,150	244.6%	71,141	51,423	38.3%
Gain on sale of leased equipment (1)	5,282	245	2055.9%	6,944	4,929	40.9%
Other revenue	1,881	1,493	26.0%	7,644	7,930	(3.6)%
Total revenue	118,190	63,189	87.0%	348,347	274,840	26.7%

EXPENSES
Depreciation and amortization expense	21,214	17,238	23.1%	76,814	66,023	16.3%
Cost of spare parts and equipment sales (1)	30,500	11,302	169.9%	61,025	40,848	49.4%
Write-down of equipment	5,859	2,687	118.0%	10,651	24,930	(57.3)%
General and administrative	21,505	15,164	41.8%	72,021	55,737	29.2%
Technical expense	1,943	2,384	(18.5)%	11,142	9,729	14.5%
Interest expense	17,602	12,322	42.9%	64,220	48,720	31.8%
Total expenses	98,623	61,097	61.4%	295,873	245,987	20.3%

Earnings from operations	19,567	2,092	835.3%	52,474	28,853	81.9%
Earnings from joint ventures	2,231	1,103	102.3%	3,800	7,158	(46.9)%
Income before income taxes	21,798	3,195	582.3%	56,274	36,011	56.3%
Income tax expense (benefit)	3,684	(39,515)	(109.3)%	13,043	(26,147)	(149.9)%
Net income	18,114	42,710	(57.6)%	43,231	62,158	(30.4)%
Preferred stock dividends	819	825	(0.7)%	3,250	1,813	79.3%
Accretion of preferred stock issuance costs	21	21	0.0%	83	46	80.4%
Net income attributable to common shareholders	$17,274	$41,864	(58.7)%	$39,898	$60,299	(33.8)%

Basic weighted average earnings per common share	$2.99	$6.87		$6.75	$9.93
Diluted weighted average earnings per common share	$2.91	$6.75		$6.60	$9.69

Basic weighted average common shares outstanding	5,782	6,090		5,915	6,074
Diluted weighted average common shares outstanding	5,939	6,201		6,046	6,220

(1)         Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers and has identified the transfer of engines and airframes from the lease portfolio to the Spare Parts segment for part out as sales to customers in accordance with the ordinary operations of our Spare Parts reportable segment. As such, we present the sale of these assets on a gross basis and have reclassified the gross revenue and costs of sale to the Spare parts and equipment sales and Cost of spare parts and equipment sales line items from the net gain (loss) presentation within the Gain on sale of leased equipment line item. The reclassification resulted in an increase in Spare parts and equipment sales of $1.9 million, a decrease in Gain on sale of leased equipment of $0.2 million and an increase in Cost of spare parts and equipment sales of $1.7 million for the quarter ended December 31, 2018. Additionally, the reclassification resulted in an increase in Spare parts and equipment sales of $16.4 million, a decrease in Gain on sale of leased equipment of $0.7 million and an increase in Cost of spare parts and equipment sales of $15.7 million for the year ended December 31, 2018. The Company adopted ASC 606 on January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods. Therefore, the comparative information has not been adjusted and continues to be reported under ASC Topic 605 — Revenue Recognition.

Unaudited Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$11,688	$7,052
Restricted cash	70,261	40,272
Equipment held for operating lease, less accumulated depreciation	1,673,135	1,342,571
Maintenance rights	14,763	14,763
Equipment held for sale (1)	789	34,172
Receivables, net of allowances	23,270	18,848
Spare parts inventory (1)	48,874	16,379
Investments	47,941	50,641
Property, equipment & furnishings, less accumulated depreciation	27,679	26,074
Intangible assets, net	1,379	1,727
Other assets	15,164	50,932
Total assets	$1,934,943	$1,603,431

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$42,939	$22,072
Deferred income taxes	90,285	78,280
Debt obligations	1,337,349	1,085,405
Maintenance reserves	94,522	75,889
Security deposits	28,047	25,302
Unearned revenue	5,460	8,102
Total liabilities	1,598,602	1,295,050

Redeemable preferred stock ($0.01 par value)	49,554	49,471

Shareholders’ equity:
Common stock ($0.01 par value)	62	64
Paid-in capital in excess of par	—	2,319
Retained earnings	286,623	256,301
Accumulated other comprehensive income, net of tax	102	226
Total shareholders’ equity	286,787	258,910
Total liabilities, redeemable preferred stock and shareholders’ equity	$1,934,943	$1,603,431

(1)         Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers and has identified the transfer of engines and airframes from the lease portfolio to the Spare Parts segment for part out as sales of nonfinancial assets to customers of the reporting entity. As such, as of December 31, 2018, $22.9 million of these assets which had previously been included in Equipment held for sale are now within the Spare parts inventory line item on our Consolidated Balance Sheet. The Company adopted ASC 606 on January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative 2017 periods. Therefore, the comparative information has not been adjusted and continues to be reported under ASC Topic 605 — Revenue Recognition.